Exhibit 4.32

AMENDED AND RESTATED SECOND OPTION AGREEMENT

        This AMENDED AND RESTATED SECOND OPTION AGREEMENT (the "Agreement"), dated as of October 9, 2006, is made by and among CTI SQUARED LTD., a company incorporated under the laws of Israel (“CTI”), AUDIOCODES LTD., a company incorporated under the laws of Israel (“AudioCodes”) and each of the persons listed on Schedule A hereto and Schedule B hereto (collectively, the “Shareholders”).

RECITALS

        WHEREAS, the Shareholders listed on Schedule A are record owners of the issued and outstanding shares of CTI; and

        WHEREAS, CTI, AudioCodes, the Shareholders and Jonathan Sherman (the “Escrow Agent”) are parties to that certain Second Option Agreement dated as of December 19, 2005 (the “Prior Agreement” and the “Effective Date”, respectively); and

        WHEREAS, simultaneously with the execution and delivery of the Prior Agreement, CTI and AudioCodes have entered into a Share Purchase Agreement (the “SPA”); and

        WHEREAS, as a condition to entering into the SPA, AudioCodes wished to secure an option to purchase all of the issued and outstanding shares of CTI (the “Shares”), upon the terms and subject to the conditions set forth herein; and

        WHEREAS, in order to induce AudioCodes to enter into the SPA, CTI and each of the Shareholders entered into the Prior Agreement; and

        WHEREAS, the parties desire to consummate the transaction in such manner, that immediately after the acquisition of the Shares by AudioCodes from the Shareholders, AudioCodes shall become the sole and exclusive owner of all the Shares; and

        WHEREAS, the Board of Directors of each of AudioCodes and CTI believes it is in the best interests of its respective company and shareholders to amend and restate the Prior Agreement and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby; and

        WHEREAS the Prior Agreement provides that the terms thereof may be amended only with the written consent of CTI, AudioCodes and the Majority Shareholders (as defined herein) (the “Required Majority”), and the undersigned parties constitute the Required Majority; and

        WHEREAS the parties desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree that the Prior Agreement is hereby amended and restated as follows:

ARTICLE I

DEFINITIONS

Any capitalized term used and not otherwise defined in this Agreement, shall have the following meaning:

“Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other governmental entity.

“Convertible Securities” means any and all options, warrants, bonds, debentures, notes, indebtedness of any type whatsoever or other securities, that are convertible into, exchangeable or exercisable for shares or other capital stock of CTI or that have the right to vote on any matters on which any shareholders of CTI may vote.

“Damages” means any and all direct losses, liabilities, claims, deficiencies, fines, payments, taxes, costs and expenses (including all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and expenses, incurred in investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder), calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums), all if directly caused by any breach of representations, warranties and covenants of this Agreement, and excluding any indirect or consequential damage, including lost profits, loss of opportunities, damage to reputation etc.

“First Option” has the meaning ascribed to it in the SPA.

“Indemnified Person” means AudioCodes and its officers, directors, agents and employees, and each person, if any, who controls or may control AudioCodes.

“Liability” means any and all claims, debts, obligations and commitments of whatever nature, whether asserted or reasonably expected to be asserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any charge, claim, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, attachment, mortgage, right of first refusal, right of preemption, transfer or retention of title agreement, or restriction by way of security of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a governmental entity).

“Shares” means issued and outstanding shares of CTI.

        Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II

SECOND OPTION

        Section 2.1. Grant of Option to Purchase Shares. Upon the terms and subject to the conditions set forth herein, each of the Shareholders hereby grants AudioCodes an option to purchase all of the Shares of CTI currently held and that will be held by such Shareholder prior to the Closing Date for the consideration and on the other terms and conditions set forth below (the “Second Option”).

        Section 2.2 Term. The Second Option shall have a term, commencing on the Effective Date and ending on January 31, 2007 (the “Option Period”).

         Section 2.3. Exercise of Option.

    (a)        In the event that AudioCodes elects to exercise the Second Option at any time during the Option Period, it shall deliver to CTI an exercise notice setting out its intent to exercise the Second Option (the “Exercise Notice”). Within seven (7) business days after the receipt of the Exercise Notice, CTI will deliver to the Shareholder Committee (as defined in Section 9.6 below) and each of the Shareholders and holders of outstanding options, warrants and rights to acquire share capital of CTI, a copy of the Exercise Notice, along with such instruments and instructions regarding any actions on the part of such notice recipients that may be appropriate under the circumstances, in form and substance reasonably satisfactory to AudioCodes. Each Shareholder agrees that such notice shall be deemed to be in full satisfaction of any right to receive notice that such Shareholder may have under any agreement or instrument whatsoever, including without limitation the Articles of Association of CTI, and such Shareholder waives any such other notice requirement.

(b) The date of the closing of the sale and purchase of the Shares and the payment by AudioCodes for the Shares shall be February 28, 2007 (the “Closing” and the “Closing Date”).

        Section 2.4 Effect of Expiration. In the event of termination of this Agreement at the sole discretion of AudioCodes or expiration of the Second Option without delivery of Exercise Notice in a timely manner, each party hereto, its affiliates, directors, officers and shareholders shall be released from any and all obligations or undertaking under this Agreement or any exhibits hereto except for obligations regarding confidentiality, and no party shall have any liability to another hereunder.

ARTICLE III

DEPOSIT OF SHARES

        In order to ensure the performance of the Second Option, upon the Effective Date, each Shareholder shall deliver the original share certificates representing its Shares and any original warrant certificates or agreements (“Share Certificates”) to the Shareholder Committee, together with duly executed, undated share transfer deeds in respect thereof, provided that such documents shall not be effective or create any AudioCodes rights until they are delivered to AudioCodes pursuant to the terms hereof. In the event that a Shareholder lost a share certificate issued to it or believes it was never issued a share certificate, such Shareholder may discharge its aforesaid obligation to deliver the original share certificate by executing a lost certificate affirmation in a form reasonably satisfactory to AudioCodes.

ARTICLE IV

PURCHASE AND SALE OF SHARES

        Section 4.1. Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Shareholders will at the Closing transfer to AudioCodes all their Shares free and clear of all Liens, and AudioCodes will purchase and acquire from Shareholders at the Closing all such Shares, in such manner that immediately after such acquisition, AudioCodes shall become the sole and exclusive owner of all the Shares and of all the issued and outstanding shares of CTI. In the event that not all shareholders of CTI voluntarily become parties to this Agreement, CTI and the Shareholders shall take all necessary actions to cause the Shares of such other shareholders to be transferred to AudioCodes under the terms of this Agreement, by way of a forced sale under the terms of Section 341 of the Israeli Companies Law, 1999.

        Section 4.2. Consideration. The aggregate payment for the Shares will be (a) five million United States Dollars in cash, to be paid by AudioCodes on the Closing Date (the “First Installment”); and (b) five million United States Dollars in cash (the “Second Installment”), to be paid by AudioCodes on February 28, 2008 (the “Second Installment Date”) (the First Installment and Second Installment together shall be referred to as the “Payment”).

        Section 4.3. The Registration Rights Agreement attached as Exhibit A to the Prior Agreement is hereby cancelled.

        Section 4.4 Payment to Distribution Trustee. On the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of all of the outstanding shares by Shareholders to AudioCodes as of and at the Closing, AudioCodes shall transfer to the Distribution Trustee (as defined in Section 9.6) for the benefit of the Shareholders and holders of options, warrants and any other rights to acquire share capital of CTI, the First Installment at the Closing Date and the Second Installment at the Second Installment Date.

        Section 4.5 Withholding. AudioCodes shall be entitled to withhold from the Payment any amounts required to be withheld pursuant to applicable tax laws or pursuant to reduced rates in accordance with withholding certificates provided to it (not including any applicable stamp tax as a result of this Agreement), provided that, to the extent legally possible, AudioCodes will not withhold any such amount but shall transfer to the Distribution Trustee the entire gross Payment and the Distribution Trustee shall be responsible for withholding applicable taxes when further distributing such Payment. In addition, AudioCodes shall withhold 50% of the amounts payable to Ross Road Partners LLC (“RRP”) pursuant to Section 4.6.

        Section 4.6 Brokers Fees and Stamp Tax. AudioCodes shall pay RRP directly any brokerage fee to which RRP are entitled in accordance with the agreement between RRP and CTI of July 21, 2004. AudioCodes shall be responsible for any stamp tax imposed by the Israeli tax authorities as a result of this Agreement.

        Section 4.7 Effect of Exercise. As of the Closing, CTI shall record AudioCodes in its shareholder register as the sole shareholder of CTI and take any other necessary action in order to give full force and effect to the Second Option, and the parties hereto agree that all options, warrants and any other rights to acquire share capital of CTI that have not been exercised on or prior to the Closing shall terminate. For the avoidance of doubt, the Payment shall constitute the aggregate amount payable by AudioCodes for all the outstanding share capital of CTI and all options, warrants or other rights to acquire such share capital (other than for shares of CTI held by AudioCodes or issued under the terms of the SPA or the First Option).

ARTICLE V

INDEMNITY FUND

        Section 5.1 Indemnity Fund. To ensure payment for any breach of representations, warranties and covenants of this Agreement and the transfer of all outstanding Shares of CTI to AudioCodes, an amount of $2,500,000 (two million five hundred thousand dollars) out of the Second Installment shall be available to indemnify and hold harmless any Indemnified Person from and against any and all Damages that may be recoverable under Article X (the “Indemnity Fund”). In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality qualification contained in such representation or warranty shall be disregarded.

        Section 5.2 Period for Claims Against Indemnity Fund. The period during which claims for Damages may be made against the Indemnity Fund shall commence at the Closing and terminate on the Second Installment Date (the “Indemnity Period”). Notwithstanding anything contained herein to the contrary, such portion of the Indemnity Fund at the conclusion of the Indemnity Period necessary to satisfy any unresolved or unsatisfied claims for Damages specified in any Officer’s Certificate delivered to the Shareholder Committee prior to expiration of the Indemnity Period with respect to facts and circumstances existing prior to the expiration of the Indemnity Period shall remain in the Indemnity Fund until such claims have been resolved or satisfied pursuant to Article X. Furthermore, if any Share Certificates, together with duly executed share transfer deeds in favor of AudioCodes in respect thereof (or certifications of lost certificates), shall not have been delivered by any shareholder of CTI (“Dissenting Shareholder”) to AudioCodes prior to the end of the Indemnity Period, then AudioCodes shall withhold the Indemnity Fund, unless a proceeding for a forced sale of Shares in favor of AudioCodes shall have been previously concluded, under the terms of Section 341 of the Israeli Companies Law, 1999, and if so, AudioCodes shall withhold any portion of the Indemnity Fund at the conclusion of the Indemnity Period necessary to satisfy any unresolved or unsatisfied claims by such Dissenting Shareholders. The remainder of the Indemnity Fund, if any, shall be paid on the Second Installment Date to the Distribution Trustee.

         Section 5.3 Claims.

On or before the last day of the Indemnity Period, AudioCodes may deliver to the Shareholder Committee a certificate signed by any officer of AudioCodes (an “Officer’s Certificate”) stating that an Indemnified Person has incurred, paid or accrued Damages or that an Indemnified Person reasonably anticipates that it may incur, pay or accrue, Damages prior to the expiration of the statute of limitations for such matters, stating (A) the amount of such Damages; (B) specifying in reasonable detail (based upon the information then possessed by AudioCodes) the individual items of such Damages included in the amount so stated and the basis of the claim for indemnification to which such Damages are related. After the expiration of a 30-day period from the date of receipt by the Shareholder Committee of the Officer’s Certificate, the amount set forth in the Officer’s Certificate shall be deducted from the Indemnity Fund and from the Second Installment; provided, however, that if and to the extent the Shareholder Committee shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to AudioCodes prior to the expiration of such 30 – day period, the parties shall follow the procedures set forth in Section 5.4. If there is no Officer’s Certificate timely delivered by AudioCodes and no Dissenting Shareholder holdbacks as above described, the remainder of the Indemnity Fund, if any, shall be paid to the Distribution Trustee on the Second Installment Date as part of the Second Installment.

         Section 5.4 Resolution of Objections to Claims.

(a) If the Shareholder Committee objects in writing to any claim or claims by AudioCodes made in any Officer’s Certificate within such 30 – day period, AudioCodes and the Shareholder Committee shall attempt in good faith for 20 days after AudioCodes’ receipt of such written objection to resolve such objection. If AudioCodes and the Shareholder Committee shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and each of AudioCodes and the Shareholder Committee hereby agree to promptly act in accordance with the terms of the memorandum regarding amounts withheld (if any) from the Second Installment, which shall bind all parties to this Agreement.

(b) If no such agreement can be reached during the 20-day period for good faith negotiation, but in any event upon the expiration of such 20-day period, AudioCodes and the Shareholder Committee shall mutually designate an arbitrator to resolve the dispute (“Arbitrator”). In case no timely agreement can be reached on the Arbitrator’s appointment, the competent court of Tel Aviv-Jaffa will be asked to designate an arbitrator. The determination of the Arbitrator shall be final and binding on the parties as to the validity and amount of any claim in such Officer’s Certificate and shall be nonappealable and conclusive upon the parties to this Agreement. The parties to this Agreement hereby agree to submit the dispute to the Arbitrator and to act in accordance with such decision.

        (c) Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction.

ARTICLE VI

CLOSING

        Section 6.1. Closing Deliveries of Shareholders and CTI. At the Closing, Shareholders and CTI, as applicable, will deliver to AudioCodes the following:

    (i)        The Shareholder Committee shall deliver Share Certificates registered in the name of Shareholders (or lost certificate affirmations, if applicable), representing all of the Shares to be sold and transferred to AudioCodes, accompanied by a duly executed share transfer deed in form reasonably satisfactory to AudioCodes, transferring the Shares to AudioCodes (and, if requested by AudioCodes, with signatures thereon duly verified) and any other documents (including the executed notice to the Registrar of Companies for the State of Israel, ready for filing) that are necessary to transfer to AudioCodes good and valid title to the Shares, free and clear of any Liens;

    (ii)        A true copy of the register of shareholders of CTI certified by an officer of CTI recording the transfer of the Shares in the name of AudioCodes;

    (iii)        Duly signed resignations of all directors of CTI and of all members of all CTI board of directors’ committees in the forms set forth in Schedule 6.1, other than the director(s) appointed by AudioCodes;

    (iv)        Legal opinion from CTI’s legal counsel, in the form of Exhibit B hereto.

        Section 6.2. Closing Deliveries of AudioCodes. At the Closing, AudioCodes will pay to the Distribution Trustee the First Installment.

        Section 6.3. Taxes. CTI shall bear and pay any and all use, VAT, duty, charge, fee, levy, consumption and other Israeli transfer taxes arising out of the transfer of the Shares to AudioCodes, if any (excluding any taxes on income or capital gains on such sale) pursuant hereto. AudioCodes shall bear any stamp tax with respect to the transfer of the Shares to AudioCodes. To the extent any tax authority provides notice to AudioCodes of an audit of the taxes, AudioCodes shall promptly notify the Shareholder Committee and the Shareholder Committee shall provide reasonable cooperation to AudioCodes (at AudioCodes’ expense) in connection with such audit. For the avoidance of doubt, each Shareholder or recipient of any portion of the Payment shall bear and pay its own income or capital gains taxes on this transaction.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS; GENERAL RELEASE

        Each Shareholder hereby represents and warrants to AudioCodes and acknowledges that AudioCodes is entering into the transaction in reliance hereon that, except as stated in Exhibit C hereto, which representations and warranties shall be true and complete as of the Effective Date and as of the Closing:

        Section 7.1. Organization and Authority.   If Shareholder is not an individual, then it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Shareholder has all requisite power and authority, corporate or otherwise, to execute and deliver each document delivered or to be delivered by Shareholder and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by Shareholder of each document delivered or to be delivered by Shareholder and the consummation by Shareholder of the Second Option have been duly authorized by all necessary and proper action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Each document to be delivered by Shareholder will be duly executed and delivered by Shareholder and, when so executed and delivered, will constitute the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

        Section 7.2. Noncontravention. None of the execution, delivery or performance by Shareholder of any document or the consummation by Shareholder of the Second Option does or will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of, or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the charter, bylaws or memorandum and articles of association (or similar governance documents) of Shareholder, (ii) any contract of Shareholder (other than contracts required to be terminated pursuant to the terms of this Agreement), or (iii) any law, license and permit to which Shareholder or its properties or assets is subject.

        Section 7.3. Title to Shares/No Convertible Securities. Shareholder has good and valid title to, and is the legal and beneficial owner of, the number of Shares as set forth opposite its name in Schedule A and the number of warrants or options set forth in Schedule B, which constitute all of the issued and outstanding shares of CTI to which such Shareholder is entitled, and, as of the Closing will have good and valid title to, and will be the legal and beneficial owner of, such Shares set forth on Schedule A and Schedule B, and the transfer of such Shares pursuant to this Agreement shall be free and clear of any Liens. In the transfer of Shares to AudioCodes, the Shares held by Shareholder shall be free and clear of any Liens. Upon transfer and delivery to AudioCodes at the Closing, AudioCodes will have good and valid title to the Shares held by the Shareholder free and clear of any Liens. The number of Shares set forth on Schedule A and Schedule B constitutes all of the Shares over which any voting or dispositive power is held by Shareholder, and Shareholder does not own, beneficially or otherwise, directly or indirectly, any other capital stock or share capital of, or other securities, or any Convertible Securities, equity or any other ownership interest in CTI. As of the Closing, there are no (i) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, Convertible Securities or other similar contracts relating to such Shareholder’s Shares, (ii) outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to such Shareholder’s Shares, (iii) voting trusts, proxies, or other contracts or understandings with respect to the voting of such Shareholder’s Shares, (iv) transfer restrictions with respect to such Shareholder’s Shares (other than any securities laws generally applicable to equity interests of an Israeli company), or (v) Actions pending or, to such Shareholder’s knowledge, threatened, which, if determined adversely to Shareholder or CTI, would enjoin, restrict or prohibit the transfer of all or any part of such Shareholder’s Shares as contemplated by this Agreement. Schedule A and Schedule B shall be updated by a written notice by CTI to AudioCodes in the event of any change in the capitalization of CTI and the Shareholders whose holdings have been changed shall confirm in writing that their representation in this Section 7.3 relates to such new updated schedule.

        Section 7.4. Third Party Approvals. No consent or order of, with or to any governmental entity or any other third party, is required to be obtained or made by or with respect to Shareholder in connection with the execution, delivery and performance by Shareholder of this Agreement or the consummation by such Shareholder of the Second Option, which consent has not been obtained.

        Section 7.5. Brokers’ Fees. Neither Shareholder nor any of its affiliates has authorized or retained any Person to act as an investment banker, broker, finder or other intermediary who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of the Second Option, nor is there any basis for any such fee, commission or payment to be claimed by any Person against Shareholder.

        Section 7.6 Deleted.

        Section 7.7 No Claim to Unavailability of Information. Shareholder shall not assert any claim or institute any action or proceeding relating to or based, in whole or in part, upon any allegation that any information relating to CTI, or the Shares was unavailable to it.

        Section 7.8 General Release. Each Shareholder (on behalf of itself and its heirs, executors, administrators, successors or assigns) hereby releases, acquits and forever discharges AudioCodes, CTI and their present and former officers, directors, shareholders, employees, agents, attorneys, subsidiaries, affiliates, partners, joint venturers and successors and assigns (the “Released Parties”) and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in any legal or other proceedings or actions against any Released Party with respect to any matter whatsoever arising out of such Shareholder’s investment in, or ownership of, CTI Shares, including, but not limited to, (i) any liquidation right or preference under the Articles of Association of CTI or any agreement or otherwise, including without limitation any liquidation right or preference exercisable with respect to the transactions contemplated by this Agreement, (ii) any right of first refusal or any other right such Shareholder may have for acquiring the Shares subject to this Agreement and any right to receive prior notice of such acquisition, and (iii) any and all manner of action, cause of action, demands, damages and Liabilities, which Shareholder ever had, now has, or shall have against CTI or any other Person referred to above, arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the execution of this Agreement. For the avoidance of doubt, the aforesaid release shall not relate to covenants stated in this Agreement or between Shareholders, in connection with any agreements between Shareholders relating to the distribution of the Payment among them that are entered into contemporaneously or following the execution of this Agreement.

        CTI (on behalf of itself and its heirs, executors, administrators, successors or assigns) hereby releases, acquits and forever discharges each Shareholder and such Shareholder’s present and former officers, directors, shareholders, employees, agents, attorneys, subsidiaries, affiliates, partners, joint venturers and successors and assigns (the “Shareholder Released Parties”) and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in any legal or other proceedings or actions against any Shareholder Released Party arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the execution of this Agreement that relate to, or are in connection with, such Shareholder’s investment in, or ownership of, CTI Shares. For the avoidance of doubt, the aforesaid release shall not relate to covenants stated in this Agreement or any ancillary document thereto.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF CTI

        CTI hereby represents to AudioCodes as of the Effective Date and will represent and warrant to AudioCodes as of the Closing, by delivery to AudioCodes of an officer’s certificate signed by the chief executive officer of CTI on behalf of CTI and dated the Closing Date provided that for purposes of such representations, Schedule A and Schedule B hereto shall be amended to be current as of the date of the Closing, as follows:

        Section 8.1 Outstanding Shares and Convertible Securities. The Shares set forth on Schedule A hereto represent in the aggregate all of the issued and outstanding share capital of CTI. Set forth on Schedule B hereto is a complete and correct list of the number and class of shares of CTI subject to outstanding options, warrants or other rights to purchase or receive share capital of CTI.

        Section 8.2 SPA Representations and Warranties. All of the representations and warranties made by CTI in the SPA were true and correct as the date of the closing of the SPA.

        Section 8.3 Additional Representations of CTI.

(a) This Agreement has been duly authorized by all necessary corporate action on the part of CTI, has been executed by a duly authorized officer of CTI and delivered by CTI, and, assuming due authorization, execution and delivery by AudioCodes and each Shareholder, this Agreement constitutes a legal, valid and binding obligation of CTI, enforceable against CTI in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by CTI nor the consummation by CTI of the transactions contemplated hereby will violate or result in any violation of or be in conflict with, or constitute a default under, or require any consent, approval or notice under, any term of the Articles of Association of CTI or of any judgment, decree, order, statute, rule or governmental regulation applicable to CTI, or any term of any agreement or other instrument to which CTI is a party or by which CTI is bound, which consent has not been obtained.

(c) CTI’s shareholders have approved this Agreement and all of the transactions contemplated hereby in accordance with applicable law and the Articles of Association of CTI, by the requisite shareholder vote and by the requisite class vote.

    (d) Except as set forth in the attached Schedule A and Schedule B, (i) no person owns of record or is known to CTI to own beneficially any shares of CTI, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from CTI equity securities of CTI is authorized or outstanding and (iii) there is no commitment by CTI to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as provided for in the Articles of Association, CTI has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

ARTICLE VIII-A

REPRESENTATIONS AND WARRANTIES OF AUDIOCODES

        AudioCodes hereby represents and warrants to CTI and the Shareholders as of the Effective Date and as of the Closing, and acknowledges that CTI and the Shareholders are entering into the transaction in reliance hereon that as follows:

        Section 8A.1 Organization and Authority. AudioCodes is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. AudioCodes has all requisite power and authority, corporate or otherwise, to execute and deliver each document delivered or to be delivered by AudioCodes and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by AudioCodes of each document delivered or to be delivered by AudioCodes and the consummation by AudioCodes of the Second Option have been duly authorized by all necessary and proper action on the part of AudioCodes. This Agreement has been duly executed and delivered by AudioCodes and constitutes the legal, valid and binding obligation of AudioCodes, enforceable against AudioCodes in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Each document to be delivered by AudioCodes will be duly executed and delivered by AudioCodes and, when so executed and delivered, will constitute the legal, valid and binding obligation of AudioCodes, enforceable against AudioCodes in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

        Section 8A.2. Noncontravention. None of the execution, delivery or performance by AudioCodes of any document or the consummation by AudioCodes of the Second Option does or will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of, or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) the charter, bylaws or memorandum and articles of association (or similar governance documents) of AudioCodes, (ii) any contract of AudioCodes, or (iii) any law, license and permit to which AudioCodes or its properties or assets is subject.

        Section 8A.3. Third Party Approvals. No consent or order of, with or to any governmental entity or any other third party, is required to be obtained or made by or with respect to AudioCodes in connection with the execution, delivery and performance by AudioCodes of this Agreement or the consummation by AudioCodes of the Second Option, which consent has not been obtained.

ARTICLE IX

CONDUCT DURING OPTION PERIOD

        Section 9.1 Conduct of Business of CTIAs of the Effective Date, CTI shall, and the Shareholders shall vote their shares (should the matter be brought before the Shareholders) to cause CTI to (except to the extent expressly contemplated by this Agreement or the SPA) (i) subject to availability of funds, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) subject to availability of funds, pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes, (iii) subject to availability of funds, pay or perform its other obligations when due, subject to good faith disputes over such obligations, and (iv) subject to availability of funds, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its key employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. CTI shall promptly notify AudioCodes of any event not known to AudioCodes which it reasonably expects to have a material adverse effect on CTI.

        Section 9.2 Restriction on Conduct of Business of CTI

        During the period commencing on the date of exercise in full of the First Option and until the earlier of the Closing Date if AudioCodes has timely delivered the Exercise Notice and the termination of this Agreement (“First Option Period”), except as expressly contemplated by this Agreement, CTI shall not do, cause or, to the extent such matter is within the control of CTI, permit any of the following (nor shall the Shareholders permit, to the extent such matter is brought to the vote of the Shareholders):

(a) any declaration or payment of any dividends on or any making of any other distributions (whether in cash, stock or property), or any repurchase or other acquisition, directly or indirectly, of any shares of CTI;

(b) any entering into of any contract or commitment (i) involving obligations of CTI in excess of $100,000, or (ii) with any competitor of AudioCodes identified in AudioCodes’ most recent Form 20F filed with the SEC, or any violation, amendment or other modification or waiver of any of the terms of any of the foregoing contracts described in clauses (i) or (ii) of this Section, other than in the ordinary course of business and excluding any sales and procurement arrangements in the ordinary course of business;

(c) any transfer to any person or entity of any rights to Intellectual Property owned by CTI (as defined in the SPA), other than in the ordinary course of business and in a manner consistent with past practice;

(d) any entering into or amendment of any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology of CTI;

(e) any sale, lease, license or other disposition of or encumbrance on any of the tangible assets of CTI which are material, individually or in the aggregate, to the business of CTI, except in the ordinary course of business and in a manner consistent with past practice;

(f) any incurrence by CTI of any indebtedness for borrowed money in excess of $100,000 (other than trade debt incurred in the ordinary course of business), or any guarantee of any such indebtedness, or any issuance or sale of any debt securities or guarantee any debt securities of others;

(g) any entering by CTI into any operating lease involving $100,000 or more of aggregate payments over the life of the lease;

(h) any payment, discharge or satisfaction by CTI, in an amount in excess of $25,000 in any case, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business and in a manner consistent with past practice, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

(i) any making by CTI of any capital expenditures, capital additions or capital improvements, other than the ordinary course of business and in a manner consistent with past practice;

(j) any material reduction in the amount of any insurance coverage provided by existing insurance policies of CTI;

(k) any adoption of any employee benefit or stock purchase or option plan;

(l) any hiring of any new key employee of CTI, or any payment of any special bonus or special remuneration to any director or employee of CTI, or any increase in the salaries or wage rates of any employee of CTI in excess of 5%, without prior notice to AudioCodes;

(m) any granting of any severance or termination pay (i) to any director or officer of CTI, or (ii) to any other employee of CTI, other than payments made pursuant to applicable law or written agreements outstanding on the date hereof or release of funds accrued in managers’ insurance schemes upon resignation of an employee;

(n) any commencement of a lawsuit, other than (i) for the routine collection of bills or (ii) in such cases where CTI in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that CTI informs AudioCodes prior to the filing of such a suit;

(o) any acquisition, or entering into of an agreement to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets or capital stock of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of CTI;

(p) any incorporation or other organization of a corporation, limited liability company, general or limited partnership, joint venture, business trust, association or other business enterprise or entity as a subsidiary of CTI;

(q) any making or changing of any material election in respect of taxes, or any adoption or changing of any accounting method in respect of taxes, or any filing of any tax return, or any amendment to a tax return, or any entering into of any closing agreement, settle any claim or assessment in respect of taxes, or any consenting to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, other than any filing or amendment of any tax return in the ordinary course of business;

(r) any revaluation of any assets or properties of CTI, including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business and in a manner consistent with past practice; or

(s) any taking, or agreeing in writing or otherwise to take, any of the actions described in Section 9.2(a) hereof through Section 9.2(r) hereof, inclusive, or any action which would prevent CTI or the Shareholders from performing or cause CTI or the Shareholders not to perform its covenants and obligations hereunder.

         Section 9.3 No Solicitation.

        During the First Option Period, CTI shall not (nor shall the Shareholders (to the extent such matter is brought to their vote) permit CTI) and each Shareholder on its own behalf shall nottake any of the following actions with any Person other than AudioCodes:

(a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to any possible acquisition of CTI (whether by way of merger, purchase of shares, purchase of assets or otherwise);

(b) provide information with respect to CTI to any Person, other than AudioCodes, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of CTI (whether by way of merger, purchase of shares, purchase of assets or otherwise); or

(c) enter into any agreement with any Person providing for the possible acquisition of CTI (whether by way of merger, purchase of shares, purchase of assets or otherwise).

        Section 9.4 Covenants of Shareholders. Without prejudice to the duties of the Shareholders set forth elsewhere in this Agreement or in the Articles of Association, each Shareholder, severally and not jointly, agrees that during the Option Period:

(a) Such Shareholder shall not Transfer (as defined below) any or all of the Shares held by such Shareholder to any Transferee (as defined below) without first obtaining from such Transferee and delivering to CTI and AudioCodes a signed counterpart of this Agreement acknowledging that such Transferee is bound by the terms of this Agreement, substantially in the form of Exhibit D hereto. For purposes of this Agreement, (A) “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, and (B) “Transferee” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity or organization.

(b) Such Shareholder shall notify AudioCodes promptly after becoming aware of any attachment being levied on its Shares, and will take any and all necessary action in order to cancel such attachment on its own expense not later then thirty (30) days after becoming aware of the same.

(c) Such Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary under any applicable law to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms of this Agreement and to consummate the performance of the Second Option.

(d) Such Shareholder shall not take, and shall not cause to be taken, any action that might impair, harm or frustrate in any manner the consummation or effectiveness of the transactions contemplated by this Agreement or any of the rights granted to AudioCodes under this Agreement.

         Section 9.5 Notices of Certain Events

        CTI and/or the Shareholders shall each promptly notify AudioCodes if they become aware of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (iii)        any actions, suits, claims, investigations or proceedings commenced or, to its best knowledge threatened against, relating to or involving or otherwise affecting CTI or such Shareholder that, if pending on the Effective Date, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement

    (iv)        any issuance, delivery or sale, or any authorization or proposed issuance, delivery or sale of, or purchase or proposed purchase of, any shares or securities convertible into, or subscriptions, rights, warrants or options exercisable for shares, or any entering into of any other agreements or commitments of any kind or character obligating CTI to issue any such shares or other securities convertible into or exercisable for shares, unless the Person to whom such securities are issued executes a signed counterpart of this Agreement acknowledging that such new shareholder is bound by the terms of this Agreement, substantially in the form of Exhibit D hereto; notwithstanding, CTI may issue shares pursuant to options or warrants outstanding as of the Effective Date, and shall make best efforts to have any new shareholder execute a signed counterpart of this Agreement acknowledging that such new shareholder is bound by the terms of this Agreement, substantially in the form of Exhibit D hereto. CTI acknowledges that AudioCodes shall not assume or substitute for any obligation or undertaking of Shareholders and/or CTI, to grant, issue, exercise or accelerate options or share purchase rights outstanding under any of CTI’s Share Option Plans.

        Section 9.6 Shareholder Committee.

(a) In this Agreement, the term “Shareholder Committee” means a committee comprised of two or more members who shall be elected and removed by the holders of the majority of the Shares, calculated on an as-converted basis (the “Majority Shareholders”) by a written notice provided to the other members of the Shareholder Committee, CTI, the Shareholders and AudioCodes. Initially, the members of the Shareholder Committee will be Aaron Mankovski and Thomas Langer.

(b) Without any further act of any Shareholder, the Shareholder Committee is hereby appointed as representative, agent and attorney-in-fact for and on behalf of each Shareholder (i) to give and receive notices and communications in respect of this Agreement, (ii) to appoint and replace a Distribution Trustee (the “Distribution Trustee”) with notice to CTI, AudioCodes and the Shareholders, such Distribution Trustee to have the duties set forth in this Agreement and in any other agreement between the Shareholders and the Distribution Trustee in respect of this Agreement; initially, the Distribution Trustee shall be Do Ventures Ltd., an Israeli company, (iii) to authorize the disbursement of the Payment in such amounts and for such purposes as the Shareholder Committee shall deem appropriate in accordance with the terms of distribution agreements among the Shareholders; the Company shall provide to the Shareholder Committee all information requested by the Shareholder Committee in order to determine the identities of the persons and entities entitled to receive the Payment and any information required by the Shareholder Committee to calculate the Payment due to each such recipient, in a written statement signed by an officer, (iv) to take any and all action that may be required, including voting in any and all shareholder meetings and signing any shareholder consent, in order to effectuate the performance of the Second Option (including voting in favor thereof if shareholder approval thereof or of any portion thereof shall be sought), (v) to transfer to AudioCodes share transfer deeds in respect of the Shares and any other shares of CTI that are issued and outstanding as of the Closing Date, and (vi) to take all actions necessary or appropriate in the judgment of the Shareholder Committee for the accomplishment of the foregoing, and, in connection therewith, to hire or retain, with expenses borne by the Shareholders, such counsel, accountants, representatives and other professional advisors as the Shareholder Committee determines in its sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform the Shareholder Committee’s duties, rights and obligations hereunder. Such authorization by each Shareholder of the Shareholder Committee is irrevocable. With respect to AudioCodes, notices or communications required under this Agreement to or from the Shareholder Committee shall constitute notice to or from each of the Shareholders.

(c) All decisions of the Shareholder Committee shall be adopted by unanimous consent. In the event of any dispute among the members of the Committee the written decision of the Majority Shareholders shall determine and be binding. All instruments signed by the Shareholder Committee must be signed by at least two members of the Shareholder Committee, and any party receiving such an instrument from the Shareholder Committee shall have the right to rely in good faith upon such certification, and to act in accordance with the instrument without independent investigation.

(d) The Shareholder Committee and its members shall not be liable for any act which the Shareholder Committee may do or omit to do hereunder as the Shareholder Committee while acting in good faith. The Shareholders hereby jointly and severally agree to indemnify and hold harmless the members of the Shareholder Committee against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and reasonable counsel fees and disbursements, which may be imposed upon any of them or incurred by any of them hereunder or in the performance of their duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, unless the members of the Shareholder Committee acted with bad faith. In addition, the Shareholder Committee shall not be required to take any action, unless it receives advance payment, or other prior confirmation, from the Majority Shareholders, to its complete satisfaction, that any and all costs and expenses with regard to such action shall be borne by the Shareholders, and it shall not be liable to the Shareholders for any omission to act in the absence of such confirmation. The members of the Shareholder Committee shall be deemed third party beneficiaries of this Section 9.6.

(e) A decision, act, consent or instruction of the Shareholder Committee within the scope of the authorities granted to it under this Agreement shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each of such Shareholders, and AudioCodes may rely upon any such decision, act, consent or instruction of the Shareholder Committee as being the decision, act, consent or instruction of every such Shareholder. AudioCodes is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Committee. Any act reasonably done or omitted pursuant to the advice or opinion of counsel or professional advisor shall be conclusive evidence of the good faith of the Shareholder Committee.

(f) The Shareholder Committee shall have reasonable access to information about CTI and the Shareholders and the reasonable assistance of Shareholders, officers and employees of CTI for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholder Committee shall treat confidentially and not disclose any nonpublic information from or about CTI or a Shareholder to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(g) The Shareholder Committee shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Shareholder Committee shall not be liable for forgeries or false personations. The Shareholder Committee shall in no case or event be liable for any representations or warranties of the parties hereunder or for punitive, incidental or consequential damages.

(h) The Shareholder Committee is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators. In case the Shareholder Committee obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Shareholder Committee shall not be liable to any of the parties hereto or to any other person by reason of such compliance.

         Section 9.7 Confidentiality.

(a) The terms and conditions of this Agreement and all transactions contemplated herein (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Shareholder to any third party.

(b) Notwithstanding the foregoing, a Shareholder may disclose any of the Financing Terms (i) to its shareholders, directors, officers and employees, only as required for the execution and performance hereof, or in order to comply with applicable law; (ii) to its attorneys, independent accountants and other professional advisors or consultants, in each case only where such persons or entities are under appropriate nondisclosure obligations, and (iii) in connection with the enforcement of this Agreement or its exhibits.

(c) In the event that a Shareholder is requested or becomes legally compelled to disclose the existence of the Financing Terms in contravention of the foregoing provisions, the Shareholder shall provide AudioCodes with prompt written notice of that fact so that AudioCodes may seek (with the cooperation and reasonable efforts of the Shareholder and CTI) a protective order, confidential treatment or other appropriate remedy. In such event, Shareholder shall furnish only that portion of the information which is legally required, as determined by the written legal opinion of legal counsel, and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by AudioCodes.

(d) The Shareholders will hold, and will use its reasonable commercial efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning CTI and/or AudioCodes provided to it or otherwise obtained by it by virtue of their relationship with CTI, excluding any information that is in the public domain.

ARTICLE X

INDEMNIFICATION

        Section 10.1 Survival of Representations and Warranties. All of the representations and warranties of the parties contained herein above shall survive the Closing and continue in full force and effect until the Second Installment Date.

        Section 10.2 Indemnification Subject to the terms of this Article X, Shareholders or CTI, as relevant (the “Indemnifying Parties”), shall indemnify, defend and hold harmless an Indemnified Person from and against, and pay or reimburse an Indemnified Person for, any and all Damages as actually incurred or suffered by an Indemnified Person in respect of:

(a) any breach of any of the representations or warranties made by the Shareholders or made by CTI, on the Effective Date or on the Closing Date; or

(b) any breach or violation of any covenant or agreement of Shareholders or CTI contained in this Agreement or;

(c) payments in respect of stamp tax accrued by the Company prior the end of the Indemnity Period other than stamp tax due on this Agreement or with respect to the transaction hereunder (“Stamp Tax”) or;

(d) any failure by the Distribution Trustee to withhold any tax required from the Payment.

(e) Notwithstanding anything above to the contrary: (i) the Indemnifying Parties shall not have any obligation to indemnify AudioCodes from and against any Damages until AudioCodes has suffered Damages by reason of all such breaches of representations and warranties and/or covenants and agreements herein in excess of $100,000 in the aggregate (not taking into account any “materiality” qualifiers to such representations and warranties) (the “Threshold”) and thereafter, shall be liable for all Damages, including the Threshold; notwithstanding, there shall be no Threshold for Damages related to claims by Dissenting Shareholders or failure by the Distribution Trustee to withhold tax in the amounts required by applicable law; (ii) the representations and warranties contained in this Agreement shall expire at the Second Installment Date, except with respect to any good faith claim made in writing by AudioCodes prior to such date, and reasonably supported by documentary evidence, which claim shall survive until finally resolved between the parties; and (iii) except in respect of a misrepresentation under Section 7.1 above, no Shareholder shall be liable (nor shall such Shareholder portions in the Indemnity Fund be used to recover Damages) for the representations, warranties and covenants of any other Shareholder or for any failure to withhold any tax (whether by the Distribution Trustee or anyone else) from Payment to any other Shareholder.

         Section 10.3 Procedures for Indemnification

(a) If a claim or demand is made against an Indemnified Person, or if an Indemnified Person shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which CTI or Shareholders (the “Indemnifying Party”) may be obligated to provide indemnification pursuant to this Agreement, an Indemnified Person will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim in a prompt manner a reasonable amount of time after becoming aware of such Third Party Claim (the “Claim Notice”); provided, however, that failure to give any such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have demonstrated that it has been actually prejudiced as a result of such failure; provided, further, however, that in any event, such notification must be given within the particular survival period noted in Section 10.1 above to be eligible for indemnification.

(b) If a Third Party Claim is made against an Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to AudioCodes. Should the Indemnifying Party so elect to assume the defense and settlement of a Third Party Claim, the Indemnifying Party will not be liable to an Indemnified Person for any legal or other expenses incurred by an Indemnified Person in connection with the defense thereof as long as the Indemnifying Party diligently conducts such defense; provided that, if a conflict of interest exists in respect of such claim, an Indemnified Person will have the right to employ separate counsel to represent the Indemnified Person and in that event the reasonable fees and expenses of such separate counsel will be paid by such Indemnifying Party. An Indemnified Person will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by an Indemnified Person for any period after the receipt of the Claim Notice during which the Indemnifying Party has failed to assume the defense thereof. The Indemnifying Party will promptly supply to AudioCodes copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep AudioCodes fully informed of all developments relating to or in connection with such Third Party Claim (including, without limitation, providing to AudioCodes on request updates and summaries as to the status thereof). Indemnified Person will reasonably cooperate with the Indemnifying Party in the defense thereof if requested by the Indemnifying Party (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).

(c) Indemnifying Party will not consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim which does not include a provision whereby the plaintiff or claimant in the matter releases the relevant Indemnified Party from all Liability with respect thereto, without AudioCodes’ prior written consent which will not be unreasonably withheld.

(d) Any claim on account of Damages which does not involve a Third Party Claim shall be asserted by written notice given by an Indemnified Person to the Indemnifying Party and by a claim upon the Indemnity Fund as stated in Article V.

         Section 10.4 Indemnity Fund.

        To remove any doubt, the Indemnity Fund pursuant to Article V shall constitute a sole remedy for any indemnification and any breach of representation, warranty or covenant hereunder, except (i) in case of fraud by CTI in which event, the Indemnity Fund shall not be AudioCodes’ sole remedy, or (ii) in case of a Shareholder’s misrepresentation in Section 7.2-7.7 above or with regard to the amount of tax to be withheld from Payment, in such cases the remedy against such Shareholder shall be up to full portion of the Payment received or receivable by such Shareholder.

ARTICLE XI

GENERAL PROVISIONS

        Section 11.1 Expenses. Each of AudioCodes and the Shareholders shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby and thereby.

         Section 11.2 Notices

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to AudioCodes, to:
PO Box 255, Ben Gurion Airport 70100 Israel
Fax: +972 3 976 4040
notices@audiocodes.com
Attn: President

with a copy (which shall not constitute notice) to:
Adv. Noma Floom,
Noma Floom & Co., Law Offices
125 Azar, Kfar Saba, Israel, Facsimile: + 972-9-7674707

If to CTI to:
5 Sapir Street, POB 12112, Herzeliya Pituach, Israel 46733
Fax: +972-9-960-5200

with a copy (which shall not constitute notice) to:
Adv. Ori Rosen
Ori Rosen & Co. Law Offices,
1 Azrieli Center, Tel Aviv, Israel 67021; Facsimile: +972-3-607-4701

If to the Shareholder Committee, to:
Aaron Mankovski and Thomas Langer
c/o Pitango Venture Capital Fund
11 HaMenofim St., Eastern Tower
Herzliya 46725, Israel
Facsimile: +972-9-971-8102

If to a Shareholder, to:
The addresses as provided on such Shareholder's signature page,

or to such other address as the party receiving such notice shall have properly designated to the other party hereto in writing.

        Section 11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

        Section 11.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and amends and restates the Prior Agreement in its entirety (including any side letter signed regarding the subject matter herein prior to the date hereof), (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein or therein.

        Section 11.5 Severability. The parties hereby agree that each of the sections herein, including each representation or warranty, is material to the transaction, and that the breach of any section, covenant, representation or warranty shall constitute a material breach of the Agreement. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 11.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel, without giving effect to the principles of conflicts of law thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court in the city of Tel Aviv-Jaffa, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

        Section 11.7 Injunctive Relief; Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by any party hereto and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive relief, specific performance or other similar relief.

        Section 11.8 Waivers; Amendments. Except as otherwise expressly provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any covenant or agreement made by the parties hereto. Other than with respect to failure to exercise the Option during the Option Period in accordance with the terms of this Agreement, no delay or omission to exercise any right, power or remedy accruing to any party hereunder shall be construed to be a waiver of any such breach or default, or any acquiescence therein, or a waiver of any similar breach or default theretofore or thereafter occurring. Except by the addition of Transferees and new shareholders as “Shareholders” under this Agreement as contemplated by Sections 9.2(c) and 9.4(a) above, this Agreement may not be modified, amended, altered or supplemented, and the observance of any term herein cannot be waived, prospectively or retroactively, except upon the execution and delivery of a written instrument executed by (i) AudioCodes, (ii) the Majority Shareholders (provided that any amendment or waiver that adversely changes the rights of a certain class of shares of CTI in a manner different from the rights of other classes of shares of CTI shall require also the consent of the holders of the majority of the shares of such adversely and differently affected class), and (iii) CTI. Notwithstanding, an explicit waiver hereunder with respect to Sections 9.1-9.5 shall take effect upon execution by AudioCodes and CTI.

        Section 11.9 Release of Founders Shares held in Escrow. CTI and each of the parties hereto who is a beneficiary in respect of the 51,800 Ordinary Shares of the Company that were placed by Erez Marom and Aharon Tzadikov (the “Founders”) in escrow with Yodan Trust Company Ltd. (“Yodan”), hereby agrees to the release of such shares to the Founders or to companies under their control in accordance with instructions provided by the Founders to Yodan, at the Founders’ discretion.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have executed and delivered, or caused this Amended and Restated Second Option Agreement to be executed and delivered by their respective officers thereunto duly authorized, to be effective as of the date first above written.

AUDIOCODES LTD. By: /s/ Shabtai Adlersberg —————————————— Name: Shabtai Adlersberg Title: Chairman of the Board, President and CEO

        IN WITNESS WHEREOF, the undersigned have executed and delivered, or caused this Amended and Restated Second Option Agreement to be executed and delivered by their respective officers thereunto duly authorized, to be effective as of the date first above written.

CTI SQUARED LTD. By: /s/ Ofer Barshad —————————————— Name: Ofer Barshad Title: Chief Financial Officer

        The undersigned, the Escrow Agent under that certain Second Option Agreement as of December 19, 2005, between CTI Squared Ltd., AudioCodes LTD. the Shareholders of CTI (as such term is defined therein) and the undersigned (the “Agreement”), hereby acknowledges that the Agreement has been amended and restated as of October 9, 2006 (the “Amended Agreement”), and that as the provision regarding the holding in escrow of a portion of the consideration under the Agreement had been cancelled, the undersigned is no longer a party to the Amended Agreement.

/s/ Jonathan Sherman —————————————— Jonathan Sherman, Adv.

IN WITNESS WHEREOF, the undersigned have executed and delivered, or caused this Amended and Restated Second Option Agreement to be executed and delivered by their respective officers thereunto duly authorized, to be effective as of the date first above written.

Erez-Net Holdings Ltd.	Erez Marom

By: Title: Signature: Address:	Erez Marom —————————————— CEO —————————————— /s/ Erez Marom —————————————— ——————————————	Signature: Address:	/s/ Erez Marom —————————————— ——————————————

Marom Investments LP	Aaron-Com Holdings Ltd.

By: Title: Signature: Address:	Erez Marom —————————————— —————————————— /s/ Erez Marom —————————————— ——————————————	By: Title: Signature: Address:	Aaron Tzadikov —————————————— CEO —————————————— /s/ Aaron Tzadikov —————————————— ——————————————

A. Eldor 1 Ltd.	Alex Eldor

By: Title: Signature: Address:	Alex Aldor —————————————— [with company stamp] —————————————— /s/ Alex Aldor —————————————— ——————————————	Signature: Address:	/s/ Alex Aldor —————————————— ——————————————

Joseph Vardi	Yair Shamir

Signature: Address:	/s/ Joseph Vardi —————————————— ——————————————	Signature: Address:	/s/ Yair Shamir —————————————— ——————————————

Virgotech Ltd.	Bar Shekel (1991) Ltd.

By: Title: Signature: Address:	Shulamit Langor —————————————— Manager —————————————— /s/ Shulamit Langor —————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— —————————————— ——————————————

Berman & Co. Trading and Investment Ltd.	D.N.S.T. Holdings Ltd.

By: Title: Signature: Address:	[illegible] —————————————— [with company stamp] —————————————— —————————————— ——————————————	By: Title: Signature: Address:	Ilan Orenstein —————————————— CEO —————————————— /s/ Ilan Orenstein —————————————— ——————————————

IN WITNESS WHEREOF, the undersigned have executed and delivered, or caused this Amended and Restated Second Option Agreement to be executed and delivered by their respective officers thereunto duly authorized, to be effective as of the date first above written.

Eucalyptus Ventures LP	Eucalyptus Ventures (Israel) LP

By: Title: Signature: Address:	[illegible] —————————————— —————————————— —————————————— ——————————————	By: Title: Signature: Address:	[illegible] —————————————— —————————————— —————————————— ——————————————

Eucalyptus Ventures (Cayman) LP	Eucalyptus Ventures Affiliate Fund LP

By: Title: Signature: Address:	[illegible] —————————————— —————————————— —————————————— ——————————————	By: Title: Signature: Address:	[illegible] —————————————— —————————————— —————————————— ——————————————

IN WITNESS WHEREOF, the undersigned have executed and delivered, or caused this Amended and Restated Second Option Agreement to be executed and delivered by their respective officers thereunto duly authorized, to be effective as of the date first above written.

CLEG, Inc.	Omniron Ltd.

By: Title: Signature: Address:	Lucian Bebchuk —————————————— President —————————————— /s/ Lucian Bebchuk —————————————— ——————————————	By: Title: Signature: Address:	Giora Bitan —————————————— Director —————————————— /s/ Giora Bitan —————————————— ——————————————

Polaris Fund I LP	Millmount Holdings Ltd.

By: Title: Signature: Address:	—————————————— —————————————— /s/ Hila Zisapel and Amir Ashrab —————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— —————————————— ——————————————

Pitango Fund II (Tax Exempt Investors) LLC	Pitango Fund II LLC

By: Title: Signature: Address:	—————————————— —————————————— /s/ Chemi Peres —————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— /s/ Chemi Peres —————————————— ——————————————

Pitango Fund II LP	DS Polaris Trust (Foreign Residents) (1997) Ltd.

By: Title: Signature: Address:	—————————————— —————————————— /s/ Chemi Peres —————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— /s/ Chemi Peres —————————————— ——————————————

IN WITNESS WHEREOF, the undersigned have executed and delivered, or caused this Amended and Restated Second Option Agreement to be executed and delivered by their respective officers thereunto duly authorized, to be effective as of the date first above written.

Pitango Fund II LLC	Canada Israel Opportunity Fund II LP

By: Title: Signature: Address:	Chemi Peres —————————————— —————————————— /s/ Chemi Peres —————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— /s/ Hila Zisapel and Amir Ashrab —————————————— ——————————————

Dovrat Shrem Founders Group LP	DS Polaris Ltd.

By: Title: Signature: Address:	—————————————— —————————————— /s/ Hila Zisapel and Amir Ashrab —————————————— ——————————————	By: Title: Signature: Address:	Chemi Peres —————————————— —————————————— /s/ Chemi Peres —————————————— ——————————————

E.Z.A.D. Holdings Ltd.	Line Roset Ltd.

By: Title: Signature: Address:	—————————————— —————————————— —————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— /s/ illegible —————————————— ——————————————

Golden Wings Ltd.	Victor Halpert

By: Title: Signature: Address:	Dorit Onn —————————————— General Manager —————————————— /s/ Dori Onn —————————————— ——————————————	Signature: Address:	/s/ Victor Halpert —————————————— ——————————————

Dan Trajman	Sherm Fudim Kelner and Co. Ltd.

Signature: Address:	—————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— /s/ Hila Zisapel and Amir Ashrab —————————————— ——————————————

Canada Israel Opportunity Fund LP	Canada Israel Opportunity Fund III LP

By: Title: Signature: Address:	—————————————— —————————————— /s/ Hila Zisapel and Amir Ashrab —————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— /s/ Hila Zisapel and Amir Ashrab —————————————— ——————————————

Aurum Holdings M.K.I. Ltd.	Aurec Capital Ltd.

By: Title: Signature: Address:	—————————————— —————————————— /s/ illegible and Benjamin Kahn —————————————— ——————————————	By: Title: Signature: Address:	Nitzan Shalit and Avi Heller —————————————— —————————————— /s/ Nitzan Shalit and Avi Heller —————————————— ——————————————

IN WITNESS WHEREOF, the undersigned have executed and delivered, or caused this Amended and Restated Second Option Agreement to be executed and delivered by their respective officers thereunto duly authorized, to be effective as of the date first above written.

Yezuka Ltd.	International Capital Holdings LLC

By: Title: Signature: Address:	Nitzan Shalit —————————————— —————————————— /s/ Nitzan Shalit —————————————— ——————————————	By: Title: Signature: Address:	Ofer —————————————— President —————————————— /s/ Ofer Warsikovsky —————————————— ——————————————

Maltan Holdings Consulting & Management Ltd.	Aurum-SBC Management Ltd.

By: Title: Signature: Address:	Yossi Breuer and Arie Cohen —————————————— —————————————— /s/ Yossi Breuer and Arie Cohen —————————————— ——————————————	By: Title: Signature: Address:	Dan Shamgar and Arie Cohen —————————————— —————————————— /s/ Dan Shamgar and Arie Cohen —————————————— ——————————————

Amdocs (Denmark) APS	Paragon Industries Ltd.

By: Title: Signature: Address:	—————————————— —————————————— —————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— —————————————— ——————————————

David Lisbona	Bank Leumi Le'Israel Trust Company Ltd.

Signature: Address:	/s/ David Lisbona —————————————— —————————————— ——————————————	By: Title: Signature: Address:	—————————————— —————————————— —————————————— ——————————————

US Bancorp Piper Jaffray EMC Fund I LLC	CTI Squared Investors LP

By: Title: Signature: Address:	R. N. Dolan —————————————— Managing member —————————————— /s/ R. N. Dolan —————————————— ——————————————	By: Title: Signature: Address:	John Sternfield —————————————— Admin Partner —————————————— /s/ John Sternfield —————————————— ——————————————

Zamir Bar Zion

Signature: Address:	—————————————— ——————————————

Exhibit A:	Deleted

Exhibit B:	Legal Opinion of Counsel to CTI

Exhibit C:	Exceptions Schedule by Shareholder

Exhibit D:	Undertaking

Schedule A	Outstanding Shares, Warrants, Options and Convertible Securities

Schedule B	Outstanding Warrants, Options, Convertible Securities

Schedule 6.1	Director Resignation